Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Bank of America and FleetBoston may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Bank of America and FleetBoston on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of FleetBoston will be recorded by Bank of America at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Bank of America and FleetBoston as of and for three months ended March 31, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income gives effect to the merger as if the merger had been completed on January 1, 2003.

The merger agreement was announced on October 27, 2003 and provides for each outstanding share of FleetBoston common stock other than shares beneficially owned by FleetBoston and Bank of America to be converted into the right to receive 0.5553 of a share of Bank of America common stock. Shares of FleetBoston preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock, except in the case of shares held by preferred stockholders who validly perfect dissenters’ appraisal rights. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Bank of America and FleetBoston.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon completion of the merger.

Bank of America/FleetBoston

Pro Forma Condensed Combined Balance Sheet

(unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Bank of America and FleetBoston assuming the companies had been combined on March 31, 2004, on a purchase accounting basis.

	March 31, 2004
(Dollars in millions)	Bank of America	FleetBoston	Pro Forma Adjustments (1)			Bank of America/ FleetBoston Combined
Assets
Cash and cash equivalents	$22,296	$5,623	$			$27,919
Time deposits placed and other short-term investments	8,561	3,163				11,724
Federal funds sold and securities purchased under agreements to resell	73,057	10,988				84,045
Trading account assets	75,004	3,732				78,736
Securities	139,788	31,151		(35	) (A)	170,200
				(704	) (B)
Loans and leases	375,968	127,596		(690	) (C)	502,874
Allowance for loan and lease losses	(6,080)	(2,848)				(8,928)

Loans and leases, net of allowance	369,888	124,748		(690)		493,946

Premises and equipment, net	6,076	2,328		(584	) (D)	7,820
Goodwill	11,468	4,416		(4,416	) (E)	44,541
				33,073	(E)
Core deposit intangibles and other intangibles	854	293		(293	) (F)	4,312
				3,458	(F)
Other assets	109,020	13,225		(186	) (G)	122,059

Total assets	$816,012	$199,667		$29,623		$1,045,302

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$121,629	$32,421	$			$154,050
Interest-bearing	267,850	95,520		313	(H)	363,683
Deposits in foreign offices:
Noninterest-bearing	2,805	2,441				5,246
Interest-bearing	43,308	9,339				52,647

Total deposits	435,592	139,721		313		575,626

Federal funds purchased and securities sold under agreements to repurchase	115,434	5,943				121,377
Trading account liabilities	27,402	2,034				29,436
Commercial paper and other short-term borrowings	64,621	6,181		1	(I)	70,803
Accrued expenses and other liabilities	42,956	9,554		245	(J)	53,435
				680	(K)
Long-term debt	81,231	16,905		1,182	(L)	99,318

Total liabilities	767,236	180,338		2,421		949,995

Shareholders’ equity
Preferred stock	53	271				324
Common stock	14	4,034		(4,034	) (M)	46,435
				46,421	(M)
Retained earnings	51,823	15,283		(15,283	) (M)	51,823
Accumulated other comprehensive income(loss)	(2,743)	6		(6	) (M)	(2,904)
				(161	) (B)
Other	(371)	(265)		265	(M)	(371)

Total shareholders’ equity	48,776	19,329		27,202		95,307

Total liabilities and shareholders’ equity	$816,012	$199,667		$29,623		$1,045,302

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the three months ending March 31, 2004
(Dollars in millions, except per share information)	Bank of America	FleetBoston	Pro Forma Adjustments (1)		Bank of America/ FleetBoston Combined
Interest income
Interest and fees on loans and leases	$5,549	$1,970	$44	(C)	$7,563
Interest on securities	1,212	322	11	(N)	1,545
Trading account assets	1,009	12			1,021
Other interest income	802	96			898

Total interest income	8,572	2,400	55		11,027

Interest expense
Deposits	1,206	342	(20	) (H)	1,528
Short-term borrowings	740	88	—	(I)	828
Long-term debt	491	256	(66	) (L)	681
Other interest expense	334	9	88		343

Total interest expense	2,771	695	(86)		3,380

Net interest income	5,801	1,705	141		7,647

Noninterest income
Service charges	1,416	385			1,801
Investment and brokerage services	622	413			1,035
Investment banking income	404	38			442
Card income	795	152			947
Other income	480	420			900

Total noninterest income	3,717	1,408			5,125

Total revenue	9,518	3,113	141		12,772

Provision for credit losses	624	0			624

Gains on sales of securities	495	49			544

Noninterest expense
Personnel	2,762	899	(5	) (O)	3,656
Occupancy	488	136	(10	) (D)	614
Equipment	261	101	(4	) (D)	358
Other general operating	1,906	828	(10	) (P)	2,866
			142	(F)

Total noninterest expense	5,417	1,964	113		7,494

Income from continuing operations before income taxes	3,972	1,198	28		5,198
Applicable income tax expense	1,291	425	30	(Q)	1,746

Income from continuing operations	$2,681	$773	$(2)		$3,452

Income from continuing operations available to common shareholders	$2,680	$768	$(2)		$3,446

Per common share information
Earnings per share-continuing operations	$1.86	$0.72			$1.69

Diluted earnings per share-continuing operations	$1.83	$0.71			$1.67

Dividends paid	$0.80	$0.70			$0.80

Average common shares issued and outstanding (in thousands)	1,440,153	1,071,104	(476,320	) (R)	2,034,937

Average diluted common shares issued and outstanding (in thousands)	1,466,701	1,086,636	(483,227	) (R)	2,070,110

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the Year Ended December 31, 2003
(Dollars in millions, except per share information)	Bank of America	FleetBoston	Pro Forma Adjustments (1)		Bank of America/ FleetBoston Combined
Interest income
Interest and fees on loans and leases	$21,668	$7,461	$132	(C)	$29,261
Interest on securities	3,160	1,296	(1	) (N)	4,455
Trading account assets	3,935	43			3,978
Other interest income	2,880	420			3,300

Total interest income	31,643	9,220	131		40,994

Interest expense
Deposits	4,908	1,383	(143	) (H)	6,148
Short-term borrowings	1,951	388	(1	) (I)	2,338
Long-term debt	1,286	1,010	(314	) (L)	1,982
Other interest expense	2,034	43			2,077

Total interest expense	10,179	2,824	(458)		12,545

Net interest income	21,464	6,396	589		28,449

Noninterest income
Service charges	5,618	1,562			7,180
Investment and brokerage services	2,351	1,517			3,868
Investment banking income	1,736	249			1,985
Card income	3,052	628			3,680
Other income	3,665	1,007			4,672

Total noninterest income	16,422	4,963			21,385

Total revenue	37,886	11,359	589		49,834

Provision for credit losses	2,839	1,025			3,864

Gains on sales of securities	941	128			1,069

Noninterest expense
Personnel	10,446	3,398	(20	) (O)	13,824
Occupancy	2,006	517	(40	) (D)	2,483
Equipment	1,052	446	(23	) (D)	1,475
Other general operating	6,623	2,140	(64	) (P)	9,305
			606	(F)

Total noninterest expense	20,127	6,501	459		27,087

Income from continuing operations before income taxes	15,861	3,961	130		19,952
Applicable income tax expense	5,051	1,406	143	(Q)	6,600

Income from continuing operations	$10,810	$2,555	$(13)		$13,352

Income from continuing operations available to common shareholders	$10,806	$2,537	$(13)		$13,330

Per common share information
Earnings per share-continuing operations	$7.27	$2.42			$6.44

Diluted earnings per share-continuing operations	$7.13	$2.41			$6.36

Dividends paid	$2.88	$1.40			$2.88

Average common shares issued and outstanding (in thousands)	1,486,703	1,048,700	(466,357	) (R)	2,069,046

Average diluted common shares issued and outstanding (in thousands)	1,515,178	1,054,100	(468,758	) (R)	2,100,520

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003. The pro forma adjustments included herein reflect the conversion of FleetBoston common stock into Bank of America common stock using an exchange ratio of 0.5553 of a share of Bank of America common stock for each of the 1,068,334,852 shares of FleetBoston common stock exchanged at April 1, 2004, $271 million related to the conversion of 1,082,450 shares of preferred stock and $1.35 billion for the approximately 70 million shares of FleetBoston common stock issuable under outstanding stock options that will convert into Bank of America stock options, direct acquisition costs and the cost of FleetBoston shares already owned by Bank of America. The purchase price of $47.2 billion, includes, direct acquisition costs, the value of stock options, and is based on a per share price for Bank of America common stock of $76.88, which was the average of the closing prices of Bank of America common stock for the period commencing two trading days before, and ending two trading days after, October 27, 2003, the date of the merger agreement. The purchase price was adjusted to reflect the effect of the 15.7 million shares of FleetBoston common stock already owned by Bank of America valued at their historic cost of $457 million. Bank of America preferred stock exchanged was valued using the book value of FleetBoston preferred stock.

The merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire FleetBoston will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FleetBoston at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of FleetBoston at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined upon completion of a final analysis to determine the fair values of FleetBoston’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of FleetBoston as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Certain amounts in the historical consolidated financial statements of FleetBoston have been reclassified to conform with Bank of America’s historical financial information presentation. Discontinued operations reported in FleetBoston’s historical consolidated statement of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2— Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of March 31, 2004 assuming the merger was completed on March 31, 2004. The pro forma Statements of Income the three months ended March 31, 2004 and for the year ended December 31, 2003 was prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the exchange of 593,246,343 shares of Bank of America common stock with an aggregate fair value of approximately $45.6 billion, the issuance of $271 million of Bank of America preferred stock and $1.35 billion for the approximately 70 million shares of FleetBoston common stock issuable under outstanding stock options that converted into Bank of America stock options, direct acquisition costs and the cost of 15.7 million shares of FleetBoston common stock already owned by Bank of America valued at their historic cost of $457 million. Common stock and preferred stock issued in the exchange was valued using the methodology discussed in Note 1 above.

Substantially all of the FleetBoston stock options vested upon completion of the merger and converted into Bank of America stock options. The fair value of the Bank of America options issued in exchange for the FleetBoston options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. The more significant assumptions used in estimating the fair value of the Bank of America stock options to be issued in the exchange for FleetBoston stock options include a risk-free interest rate of 3.80 percent, a dividend yield of 4.16 percent, a weighted average expected life of seven years and volatility of 27 percent. The seven-year term was based on the weighted average expected term to expiration of these options.

The allocation of the purchase price follows:

(Dollars in millions)	March 31, 2004
Purchase Price
FleetBoston common stock exchanged (in thousands)	1,068,335
Exchange ratio	0.5553

Total Bank of America Common Stock exchanged (in thousands)	593,246
Purchase price per Bank of America common share	$76.88

		$45,609
FleetBoston preferred stock converted to Bank of America preferred stock		271

Fair value of outstanding stock options, direct acquisition costs and the effect of FleetBoston shares already owned by Bank of America		1,354

Total purchase price		$47,234
Less: Net assets acquired
FleetBoston stockholders’ equity	$19,329
FleetBoston goodwill and other intangible assets	(4,709)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(35)
Loans and leases	(690)
Premises and equipment	(584)
Identified intangibles	3,457
Other assets and deferred income tax	(186)
Deposits	(313)
Commercial paper and other short-term borrowings	(1)
Other liabilities	(245)
Exit and termination liabilities	(680)
Long-term debt	(1,182)

	14,161

Estimated goodwill resulting from merger		$33,073

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustment to fair-value the securities portfolio.

(B)	Reflect the reduction in securities owned and associated net gain reflected in Other Comprehensive Income for FleetBoston stock already owned by Bank of America.

(C)	Adjustment to fair-value the loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment was to increase interest income by approximately $44 and $132 million for the three months ended March 31, 2004 and for the twelve months ended December 31, 2003, respectively.

(D)	Adjustment to fair-value owned real estate, leased property and related improvements, signage and computer equipment. The effect of these adjustments is to reduce occupancy costs by $10 million and $40 million and equipment costs by $4 million and $23 million for the three months ended March 31, 2004 and for the twelve months ended December 31, 2003, respectively.

(E)	Adjustment to write off historical FleetBoston goodwill and record goodwill created as a result of the merger.

(F)	Adjustment to write off historical FleetBoston intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, we have estimated a core deposit intangible of $2.4 billion, a purchased credit card relationship intangible of $660 million and other customer relationship intangibles of $408 million. We estimate these intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and purchased credit card relationship intangible and a straight-line basis for the other customer relationship intangibles. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when our analysis is completed. The impact of these adjustments is to increase other general operating expense by $142 million and $606 million for the three months ended March 31, 2004 and for the twelve months ended December 31, 2003, respectively.

(G)	Adjustment to fair-value other assets including pre-paid pension assets, computer software, deferred costs, other miscellaneous items and deferred tax assets, net of deferred tax liabilities, resulting from the pro forma adjustments. Deferred taxes were recorded using Bank of America’s expected statutory rate of 36.9 percent.

(H)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease interest expense by approximately $20 million and $143 for the three months ended March 31, 2004 and for the twelve months ended December 31, 2003, respectively.

(I)	Adjustment to fair-value short-term borrowings. The adjustment will be recognized over the estimated remaining life of the related instruments. The impact of the adjustment was to decrease interest expense by $1 million for the twelve months ended December 31, 2003.

(J)	Adjustment to accrued expenses and other liabilities consists of $245 million that mainly reflects the fair value of pension liabilities, change in control liabilities, accrued direct acquisition costs and current interest rate adjustments to deferred compensation plans.

(K)	For purposes of the pro forma adjustments shown here, we have estimated that the exit and termination liability of FleetBoston operations will be approximately $680 million. Included in the $680 million are approximately $510 million for severance and relocation and approximately $170 million for contract terminations. See Note 3 for Bank of America’s Merger Related and Restructuring Expenses.

(L)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term debt instruments. The impact of the adjustment was to decrease interest expense by approximately $66 million and $314 million for the three months ended March 31, 2004 and for the twelve months ended December 31, 2003, respectively.

(M)	Adjustment to eliminate FleetBoston’s historical stockholders’ equity, except for the preferred stock which is expected to be converted on a one-for-one basis into Bank of America preferred stock. Additionally, the adjustment reflects the issuance of Bank of America common stock, net of the FleetBoston stock already owned by Bank of America, and the conversion of FleetBoston stock options into Bank of America stock options.

(N)	Certain unrealized gains currently reflected in other comprehensive income by FleetBoston will be accounted for as a premium paid by Bank of America and will be recognized over the remaining life of the securities portfolio. This premium was offset by discounts associated with open derivative positions that will be amortized over the remaining life of the derivatives. The net impact of the amortization of the premium/discount was to increase interest income by approximately $11 million for the three months ended March 31, 2004 and decrease interest income by approximately $1 million for the twelve months ended December 31, 2003.

(O)	Adjustment of fixed-rate deferred compensation plans to current interest rates discussed in (J) above.

(P)	Adjustment to reflect various purchase accounting adjustments, primarily the reversal of amortization of intangible assets recorded in FleetBoston’s historical financial statements.

(Q)	Adjustment to record the tax effect of the pro forma adjustments using Bank of America’s statutory tax rate of 36.9 percent. The increase in the effective tax rate from the statutory rate of 36.9 percent reflects the effect of the accounting for leverage leases in accordance with Financial Accounting Standards Board Interpretation No. 21 “Accounting for Leases in a Business Combination”.

(R)	Weighted average shares were calculated using the historical weighted average shares outstanding of Bank of America and FleetBoston, adjusted using the exchange ratio, to the equivalent shares of Bank of America common stock, for the year ended December 31, 2003. Earnings per share data has been computed based on the combined historical income of Bank of America, income from continuing operations for FleetBoston and the impact of purchase accounting adjustments.

Note 3— Merger Related and Restructuring Expenses

In connection with the merger, we have been developing our plan to integrate Bank of America’s and FleetBoston’s operations. Merger related and restructuring expenses have been estimated to be approximately $1.3 billion pre-tax and are related to system conversion, rebranding, customer communications, and severance and relocation for Bank of America employees of approximately $220 million. The specific details of these plans will continue to be refined over the next several months. Merger related and restructuring expenses will be recorded based on the nature and timing of these integration actions and is expected to be incurred over a two year period after completion of the merger. See Note 2 (K) for information related to FleetBoston’s severance, relocation and contract termination liabilities.

Note 4—Estimated Annual Cost Savings

The following estimated annual cost savings represent our estimate only and may not be indicative of the actual amount or nature of the cost savings the combined company actually achieves. The below information does not include the impact of possible revenue opportunities. The following table summarizes Bank of America’s estimated annual after-tax cost savings when fully phased in after the merger:

Annual After - Tax Cost Savings
Personnel Expenses	$500 - 600 million	(A)
Technology Initiative Reductions	175 - 225 million	(B)
Vendor Leverage	125 - 150 million	(C)
Marketing Programs	75 - 100 million	(D)
Occupancy Expenses	25 - 50 million	(E)
Other	200 - 250 million	(F)

Total	$1.100 – 1.375 billion

(A)	Personnel reduction cost savings are projected to occur from reduced line of business personnel costs and elimination of duplicative corporate and administrative functions.
(B)	Technology Initiative Reductions are projected to result in cost savings due to reduced technology and initiative project expenses.
(C)	Vendor leverage cost savings are projected to result in an annual cost savings due to purchasing efficiencies from the combined company’s negotiating power to achieve reduced rates for services provided.

(D)	Marketing and related cost savings are projected from the consolidation of advertising and marketing efforts under a common brand.
(E)	Occupancy and related cost savings are projected to result from consolidation of personnel into a reduced number of office facilities and leased space.
(F)	Other cost savings are projected to result from reduced general administrative and general operating costs.

Note 5- Capital and Leverage Ratios

The pro forma regulatory risk based capital ratios as of March 31, 2004 are Tier 1 of 7.72 percent, Total of 11.27 percent, and a leverage ratio of 5.78 percent. The regulatory risk based capital and leverage ratios represent our estimate only and may not be indicative of the ratios the combined company actually achieves.